As filed with the Securities and Exchange Commission on February 27, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

Life360, Inc.
(Exact name of registrant as specified in its charter)
______________

Delaware	26-0197666
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 South Norfolk Street, Suite 310 San Mateo, CA	94403
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated 2011 Stock Plan
(Full title of the plan)
Susan Stick
General Counsel
Life360, Inc.
1900 South Norfolk Street, Suite 310
San Mateo, California 94107
(Name and address of agent for service)
Telephone: (415) 484-5244
(Telephone number, including area code, of agent for service)
______________

Copies to:
Natalie Karam Carlton Fleming Martin A. Wellington
Sidley Austin LLP
555 California Street Suite 2000,
San Francisco, CA 94104
(415) 772-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Life360, Inc. (the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the offering of an additional 3,770,249 shares (the “Registered Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), of the Registrant. The 3,770,249 shares of Common Stock being registered herein are issuable pursuant to the Life360, Inc. Amended and Restated 2011 Stock Plan (the “Stock Plan”). These additional shares of Common Stock are securities of the same class as other securities for which previous registration statements on Form S-8 were filed with the SEC on November 22, 2022 (File No. 333-268529), September 27, 2023 (File No. 333-274727) and March 1, 2024 (File No. 333-277598) (the “Prior Registration Statements”). Accordingly, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The Registered Shares represent shares of Common Stock reserved for issuance as a result of the operation of the “evergreen” provision in the Stock Plan, which provides that the total number of shares subject to the Stock Plan may be increased on January 1 of each year pursuant to a specified formula.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
Life360, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025 (the “2024 Form 10-K”); and
•
The description of the Registrant’s Common Stock set forth in Item 11 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10, filed with the Commission on July 5, 2022 pursuant to Section 12(g) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 of the 2024 Form 10-K.

All documents, reports and definitive proxy or information statements filed by the Registrant with the Commission on or after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, except as to any portion of any future annual, quarterly or current report or document of the Registrant that is not deemed filed under such provisions, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL, (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, any action by or in the right of the corporation.

Section 145 of the DGCL provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines, and settlement amounts actually and reasonably incurred in connection with specified actions, suits, or proceedings brought by third parties, whether civil, criminal, administrative, or investigative (collectively, “Proceedings”), if the individuals acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions and actions brought directly by the corporation, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification of such expenses if the person seeking indemnification has been found liable to the corporation.

Additionally, among other things, Section 145 of the DGCL generally:

•requires indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors and officers, and permits the same for other employees and agents, to the extent they have been successful, on the merits or otherwise, in defending an action, suit, or proceeding or in defense of any claim, issue or matter therein (whether brought by a third party or by or on behalf of the corporation);
•permits a corporation to pay expenses of defense in advance of the final disposition of an action, suit, or proceeding upon receipt (in the case of a current director or officer) of an undertaking to repay any amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified;
•provides that it is not exclusive of other indemnification and advancement of expenses that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement, or otherwise; and
•provides that a corporation generally has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article IX of the Registrant’s Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) contains provisions providing for limitations of director and officer liabilities for monetary damages for breach of fiduciary duties to the fullest extent permitted under the DGCL and indemnification of and advancement of expenses to its directors, officers, employees and agents to the fullest extent permitted under the DGCL and further provides that any amendment to or repeal of such Article IX or the adoption of any provision of the certificate of incorporation inconsistent with Article IX shall not eliminate or reduce the effect of the indemnification or limitation of liability provided in Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article VI Section 6.1 of the Registrant’s Bylaws (the “bylaws”) requires indemnification for anyone who is or was a director or officer of the Registrant (or who, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the fullest extent permitted under the DGCL against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Proceeding, arising by reason of the fact that such person is or was an agent of the Registrant (collectively, “Expenses”), and Article VI Section 6.2 of the bylaws permits indemnification and advancement of expenses for anyone who is an employee or agent (other than a director and officer) (or who (i) is or was an employee or agent of the Registrant, (ii) is or was serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation) against Expenses; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors of the Registrant.

Additionally, directors, officers and employees and agents for whom indemnification is permitted have the right under Article VI Section 6.3 of the bylaws to be paid Expenses incurred by him or her, or on his or her behalf, in defending any such Proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount, if it is ultimately determined by final judicial decision from which there is no further right to appeal, that the indemnified party is not entitled to be indemnified as authorized in Article VI of the bylaws. The Registrant has entered into form indemnification agreements with its directors and certain of its officers. Among other things, and subject to certain limitations, the form indemnification agreements provide for advancement and indemnification, within the bounds of Delaware law, for losses directors and officers may incur in connection with or arising out of the performance of their duties.

Article VI Section 6.7 of the bylaws also provides that the Registrant may purchase and maintain insurance to protect any person who is or was a director, officer, employee or agent of the Registrant (including to the extent they are or were serving at the request of the Registrant as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise) against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. The Registrant accordingly maintains standard director and officer insurance policies which insure its directors and officers against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the referenced sections of the DGCL, the certificate of incorporation, the bylaws, and the form indemnification agreements and are qualified in their entirety by reference thereto.

Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

4.1
Amended and Restated Certificate of Incorporation of Life360, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 000-56424, filed with the Commission on June 3, 2024))

4.2	Amended and Restated Bylaws of Life360, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-56424, filed with the Commission on June 3, 2024))

5.1	Opinion of Sidley Austin LLP*

23.1	Consent of BDO USA, P.C., independent registered public accounting firm*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm*

23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in the signature page to this Registration Statement)*

99.1
Amended and Restated 2011 Stock Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 (File No. 000-56424, filed with the Commission on July 5, 2022))

99.2
Form of Amended and Restated 2011 Stock Plan Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 (File No. 000-56424, filed with the Commission on July 5, 2022))

99.3
Form of Amended and Restated 2011 Stock Plan Stock Option Agreement (incorporated by reference to Exhibit 10.4 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 (File No. 000-56424, filed with the Commission on July 5, 2022))

107	Filing Fee Table*

______________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 27th day of February, 2025.

LIFE360, INC.

By:	/s/ Chris Hulls
	Name:	Chris Hulls
	Title:	Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Chris Hulls and Russell Burke, and each or any of them, as such individual’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Chris Hulls	Chief Executive Officer and Director (Principal Executive Officer)	February 27, 2025
Chris Hulls

/s/ Russell Burke	Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2025
Russell Burke

/s/ Charles (CJ) Prober	Director	February 27, 2025
Charles (CJ) Prober

/s/ John Philip Coghlan	Chair of the Board of Directors	February 27, 2025
John Philip Coghlan

/s/ Mark Goines	Director	February 27, 2025
Mark Goines

/s/ Alex Haro	Director	February 27, 2025
Alex Haro

/s/ Brit Morin	Director	February 27, 2025
Brit Morin

/s/ James Synge	Director	February 27, 2025
James Synge

/s/ David Wiadrowski	Director	February 27, 2025
David Wiadrowski

/s/ Randi Zuckerberg	Director	February 27, 2025
Randi Zuckerberg